Exhibit 10.31

December 29, 2008

Mr. Jal Jassawalla

c/o World Heart Inc.

7799  Pardee Lane

Oakland, CA  94621

Re:          Amendment to Offer Letter

Dear Jal:

You are currently employed by World Heart Inc. (the “Company”), pursuant to an offer letter from the Company dated June 23, 2000, and amended as of October 28, 2004 (as amended, the “Offer Letter”), a copy of which is attached hereto as Exhibit A.  This letter agreement (the “Amendment”) clarifies the terms of your severance benefits and amends your Offer Letter to ensure documentary compliance with applicable provisions of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.

The current last paragraph of the Offer Letter is amended and restated to read in its entirety as follows:

“This offer does not constitute an agreement of guaranteed employment for any specific term or any other type of employment contract.  As with all WorldHeart employees, your employment with WorldHeart is “at will” and may be terminated by you or by WorldHeart at any time, subject to the severance arrangements required by law or as agreed between you and WorldHeart.”

In addition, the following paragraphs are added to the Offer Letter in their entirety as follows:

“If the Company or any successor to the Company terminates your employment without Cause (as defined in the Company’s 2006 Equity Incentive Plan), you shall be entitled to a severance payment equal to 104 weeks of your base salary paid in a lump sum, subject to execution of a release of claims agreement as set forth below, no later than March 15 of the year following the year in which the termination occurs.

As a condition of receiving the severance payments under this letter, you will be required to execute, and allow to become effective, a release of claims agreement not later than 70 days following your employment termination in the form provided by the Company.  In no event will severance benefits be provided to you unless and until the release of claims becomes effective.  Any lump sum payment owed to you shall be paid within 30 days following the effective date of the release of claims, but in no event later than March 15 of the year following the year in which the termination of employment occurs.

All severance payments to be made upon a termination of employment under this letter may be made only upon a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations and other guidance promulgated thereunder.  Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service” with the Company or (ii) the date of your death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under the letter shall be paid as otherwise provided herein.  It is intended that all of the severance payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions.”

Except as provided herein, the terms and conditions of your employment with the Company shall remain unchanged, and as set forth in your Offer Letter.

This Amendment, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Amendment may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

If this Amendment is acceptable to you, please sign below and return the original to me.

Sincerely,

World Heart Inc.

By:	/s/ Michael Sumner Estes

Name:	Michael Sumner Estes

Title:	Chair, Board of Directors, World Heart Inc.

UNDERSTOOD AND AGREED TO:

/s/ Jal S. Jassawalla
Jal S. Jassawalla

December 30, 2008

Exhibit A:              Offer Letter

EXHIBIT A

Offer Letter